Exhibit 10.63

OFFICE SPACE LEASE AGREEMENT
and other premises for business use contrary to article 7A:1624 BW (Dutch Civil Code)

In accordance with the model drawn up by the Raad voor Onroerende Zaken (Dutch Real Estate Council) in February 1996.
This model may only be referred to, if the text that has been inserted, added or changed is clearly recognizable as such. Additions and deviations should preferably be detailed under the heading "Extraordinary stipulations".
The Council denies all liability for any detrimental effects arising from the use of the model text.

The undersigned

Vof Forward Erenha, with registered offices in Rijsenhout, represented in this matter by Messrs. H van Luling and C.H.D.J.M. van Duin, Master of Laws, hereafter referred to as the 'lessor'
and
 QAD Netherlands B.V., with registered offices in Nieuwegein, and principal place of business at Fultonbaan 20, 3449 NE Nieuwegein hereafter referred to as the 'lessee'

  •
  registered in the Trade Register in Utrecht

  •
  under number 30152748

  •
  represented by QAD Europe B.V., registered in the trade register in Amersfoort under number 34081924, represented in this matter by Mr. C.D. Kemme agree the following

Article 1—The accommodation, occupancy and use

1.1
This lease agreement pertains to the business premises, hereafter referred to as "the accommodation', consisting of approx. 3,336 m2 of office/business space (including the lessee's share of the shared areas), known locally as: Gebouw Euro, Beechavenue ongenummerd te Schiphol Rijk (Oude Meer) (Plot 6000, location D), as well as 84 (eighty four) parking places, of which 73 parking spaces are located in the car park area under the deck and 11 on top of the deck, as detailed in the drawing and/or description attached to this deed, which has been certified by both parties and which is an integral part of this agreement, and in the technical description which forms an integral part of this agreement as Appendix 2. Recorded in the Land Register under: Gemeente Haarlemermeer, Section AK, number 1470 (partial) and 1471 (partial).
The floor area for let is divided up as follows in the building:
– ground floor	:769 m2 floor area for let;
– 1st floor	:743 m2 floor area for let;
– 2nd floor	:806 m2 floor area for let;
– 4th floor	:781 m2 floor area for let;
– 5th floor	:237 m2 floor area for let;
1.2
The accommodation may only be used as office/business space with corresponding parking places.

1.3
The lessee is not permitted to use the accommodation for purposes other than described in 1.2, without prior written permission from the lessor. Permission to use the accommodation for other purposes may not be refused without reasonable grounds.

1.4
The maximum load capacities of the floor(s) of the accommodation amount to:
– level- 1:	1,000 kg/m2;
– level 0 (ground floor):	650 kg/m2;
– level 1 - 4:	400 kg/m2.

Article 2—Terms and Conditions

2.1
The general terms and conditions for office space lease agreements and other premises for business use, contrary to article 7A:1624 BW (Dutch Civil Code), filed and registered at the Office of the District Court in 's Gravenhage on the 29th of February 1996 under no. 34/1996, referred to hereafter as 'general terms and conditions' are an integral part of this agreement. The contents of these general terms and conditions are known to both parties. The lessee has received a copy of these general terms and conditions.

2.2
The terms and conditions mentioned in 2.1 are applicable except where it has been explicitly deviated from them in this agreement or where they cannot be applied to the accommodation.

Article 3—Duration of the agreement, prolongation and termination

3.1
This agreement is made for a period of 5 (five) years, commencing on May 1 2002 and continuing up to and including 30 April 2007.

3.2
Once the period described in 3.1 has passed, this agreement will be continued for a further period of 5 (five) years, and therefore until 30th April 2012.

3.3
This agreement may be ended by giving notice towards the end of a lease period, with observance of a notice period of at least 12 (twelve)  months.

3.4
Notice of termination must be given by bailiff's writ of by registered letter.

3.5
Premature termination of this agreement is possible under the conditions detailed in section 7 of the general terms and conditions.

Article 4—Payment obligation, payment period

4.1
The lessee's payment obligation consists of:

–
the rent;

–
the payment of charges for additional services and facilities plus the turnover tax due;

–
the turnover tax due over the rent, or a corresponding amount consistent with 15.2 and 15.3 of the general terms and conditions, in the event that parties have agreed a rental sum subject to turnover tax.

4.2
The rent amounts to € 651,174.60 (f 1,435,000.—) annually
in words: six hundred and fifty one thousand, one hundred and seventy four euro and sixty eurocent (one million, four hundred and fifty three thousand guilders), allocated as follows:

– 3,336 m2 of floor space for lease office/business space level — 1	€583,107.57 / f 1,285,000.—
– 84 parking places	€ 68,067.03 / f 150,000.—

Total annual rent	€651,174.60 / f 1,435,000,—

  The quantities of square meters shown are floor space for let according to NEN 2580.

4.3
The first rent payment is due on May 1st 2003, and thereafter on May 1st of each subsequent year, reviewed in accordance with 4.1 up to and including 4.2 of the general terms and conditions.

4.4
The charges for additional services and facilities will be determined according to article 12 of the general terms and conditions. These charges are invoiced under a fixed installment prepayment system with a periodic settlement payment as described in article 12.

4.5
The payments that the lessee must pay to the lessor are to be made in advance in successive payment periods as shown in 4.6 and must be fully paid up before or on the first day of the corresponding period.

4.6
The sum due for each payment period of three calendar months consists of

• the rent	€162,793.65 / f 358,750.—
• the prepayment of the charges for additional services and facilities provided by or on behalf of the lessor	€ 18,922.64 / f 41,700.—

Total	€181,716.29 / f 400,450.—

  in words; one hundred and eighty one thousand, seven hundred and sixteen euro and twenty nine eurocent (four hundred thousand, four hundred and fifty guilders). These amounts are exclusive of turnover tax.

4.7
In view of the date of commencement of the lease, the first payment period corresponds to the period from May 1st 2002 up to and including June 30th 2002 and the amount due over the first period is € 121,144.19 (f 266,966.66), exclusive of turnover tax. The lessee will pay this amount inclusive of turnover tax before or on May 1st 2002.

Article 5—Turnover tax

5.1
All sums mentioned in this agreement are exclusive of turnover tax. The lessee owes turnover tax over the charges for additional services and facilities. This also applies to the rent, if rent subject to turnover tax has been opted for. The turnover tax is invoiced by the lessor and must be paid at the same time as the rent and the charges for additional services and facilities, or advances on those charges.

5.2
The parties agree that the lessor will invoice turnover tax on the rent to the lessee.

5.3
If it has been agreed that turnover tax will invoiced additionally to the rent, the lessee grants the lessor and the lessor's legal successors by this present agreement an irrevocable power of attorney to submit a request (request opting for taxed rent) in the lessee's name according to article 11, paragraph 1 sub b, 5e of the "Wet op de Omzetbelasting 1968" (Dutch Turnover Tax Act 1968). If so requested, the lessee will sign and send the request back to the lessor within 14 days or receipt from the lessor for this purpose.

Article 6—Services and facilities

6. The parties agree on the following additional services and facilities provided by or on behalf of the lessor:

  a.
  janitor service (subscription), electricity consumed, fuel consumed, water consumed, measurement of usage, operation, repair of breakdowns, certification costs and so on with regard to:

  1.
  elevator(s);

  2.
  window washing system(s);

  3.
  air conditioning unit(s) / ventilation unit(s);

  4.
  central heating system(s);

  5.
  hot water system(s);

  6.
  high pressure water installation(s);

  7.
  low voltage electrical system(s);

  8.
  emergency power system(s);

  9.
  (parking) garage equipment;

  10.
  fire extinguisher units and filling

  11.
  all other installations / equipment;

  b.
  supply of water, gas and electricity, including the costs of meter hire;

  c.
  heating and hot water supply, including the costs of chimney sweeping, boiler cleaning, meter installations, breakdown repairs etc;

  d.
  air conditioning and ventilation, including the cost of chemicals;

  e.
  lighting, including the costs of bulbs and TL tubes;

  f.
  glass insurance for all window panes;

  g.
  washing of the windows on the outside;

  h.
  washing of the windows of the general and service rooms as well as the arcade roof on the outside and the inside;

  i.
  other services and facilities;

  j.
  handling and administrative fee for services and facilities amounting to 5% of the total costs plus turnover tax;

  k.
  turnover tax over the costs of services and facilities

  l.
  all management costs; pro-rated to the share of the accommodation in the Business Park, in this case the contribution to the Schiphol-Rijk Business Park Co-operative Society.

A number of the items included above under the so-called "service costs", can, with the lessor's consent, be undertaken and paid for by the lessee directly. Further agreements in this respect can be made between the lessor and the lessee and recorded in writing.

Article 7—Bank guarantee
7.1
The amount of the bank guarantee according to 8.1 of the general terms and conditions amounts to € 216,242,39 (f 476,535,50)
in words: two hundred and sixteen thousand, two hundred and forty two euro and thirty nine eurocent (four hundred and seventy six thousand, five hundred and thirty five guilders and fifty cents)

This bank guarantee must be taken out with a bank with registered offices in the Netherlands and which is registered as a credit institution as determined in the Wet Toezicht Kredietwezen (Dutch laws regarding supervision of credit institutions), in accordance with the ROZ (Dutch Real Estate Council) model attached.
7.2	The lessee is entitled to convert the bank guarantee referred to in paragraph 1 of this article to a deposit from the date of signature of this agreement.
Article 8—Supervisor
8.	The lessor will act as supervisor, until otherwise announced by the lessor,
Article 9—Extraordinary Stipulations
BTW (Dutch Value Added Tax or turnover tax)
9.1.1
Article 4.1, third dash, is replaced by: "the turnover tax due over the rent or the amount corresponding to the stipulations of 9.1.2 up to and including 9.1.8 of the extraordinary stipulations. The stipulations of 15.2 and 15.3 of the general terms and conditions which form an integral part of this agreement are herewith explicitly declared not to apply".
9.1.2
The lessee and the lessor explicitly declare that the rent has been agreed based on the premise that the lessee will permanently use the accommodation for at least the minimum percentage prescribed or to be prescribed by the law for activities which are subject to BTW (Dutch VAT) deduction. The lessee declares that he will use the property for purposes for which input tax is totally or nearly totally credited (presently known as the so-called 90% or 70% criterion).
9.1.3
Should the lessee not use the accommodation (any more) for activities which are subject to BTW (Dutch VAT) deduction according to paragraph 9.1.2, then the lessee will no longer be liable to pay the lessor BTW over the rent, however, from the date that the rent is no longer subject to BTW, in addition to the rent exclusive of BTW, the lessee is liable to pay the lessor a separate amount to compensate him fully for:
    1.
    The BTW which is no longer deductible on the operational costs for the accommodation and/or investments therein as a consequence of the lapsing of the taxed rent.

    2.
    The BTW which, the lessor must pay back to the tax authorities and/or can no longer reclaim from the tax authorities as a consequence of the lapsing of the taxed rent, due to recalculation in the sense of article 15, paragraph 4 of the Wet op de Omzetbelasting 1968 (Dutch Turnover Tax Act 1968) or review in the sense of articles 11 up to and including 13 of the Uitvoeringsbeschikking Omzetbelasting 1968 (Dutch Turnover Tax Implementation Decree 1968).

    3.
    All other damages which the lessor suffers as a consequence of the lapsing of the taxed rent.

9.1.4
Whenever the situation described in 9.1.3 arises, the lessor will inform the lessee which sums are required to be paid to the tax authorities by the lessor and will provide insight into the other damages in the sense of 9.1.3.
The lessor will cooperate if the lessee wishes to have the lessor's statement checked by an independent chartered accountant. The costs of this are for the account of the lessee.
The financial disadvantage suffered by the lessor due to the lapsing of the taxed rent must be paid by the lessee at the first request of the lessor.
9.1.5
Article 5.3 (request opting for taxed rent) is herewith declared invalid. The levying of turnover tax over the rent will take place in accordance with the Besluit van de Staatssecretaris van Financiën (Decree of the Dutch State Secretary of Finance) dated March 24 1999 under number VB 99/571. The starting date for rent subject to turnover tax is the same as the date of commencement of the lease agreement, which is May 1 2002. The commencement date of the lessee's financial year is: February 1.
9.1.6
The lessee is bound to inform the lessor, by means of a signed declaration, whether he has used the accommodation during the last financial year for purposes subject to full or nearly full deduction of BTW (at least 90%) in accordance with article 15 of the Wet op de omzetbelasting 1968 (Dutch Turnover Tax Act 1968), within four weeks of the end of his financial year in which he started to rent the accommodation (even if the accommodation is entirely or partially used by a third party).

Furthermore, the lessee is bound to inform the lessor, by means of a signed declaration, if the accommodation (even if the accommodation is entirely or partially used by a third party) in any subsequent financial years has not been used for purposes subject to full or nearly full deduction of BTW (at least 90%) in accordance with article 15 of the Wet op de omzetbelasting 1968 (Dutch Turnover Tax Act 1968), within four weeks of the end of the financial year concerned.
In both instances, the lessor is bound to send a copy of the declaration to the Tax Inspector within the same period of time.
9.1.7
Should the lessee not comply with the obligation to provide information described above or should it be established in hindsight that his base assumptions were not correct and that the lessor, in hindsight, has wrongfully levied BTW over the rent, then the lessee is in default and the lessor is entitled to claim financial damages arising from this situation from the lessee. These financial damages are the entire sum of BTW owed by the lessor to the tax authorities in this instance plus interest and any other costs incurred, as well the BTW which the lessor cannot deduct.

The stipulations of this paragraph provide for a compensation payment arrangement in the event that the taxed rent should come to an end retrospectively, in addition to the arrangements described in 9.1.3 and 9.1.4. The extra damages for the lessor, arising from such a retrospective change, are claimable forthwith, completely and in one installment from the lessee. The lessor will cooperate if the lessee wishes to have the lessor's statement of these extra damages checked by an independent chartered accountant. The costs of this are for the account of the lessee.
9.1.8
The stipulations of 9.1.3, 9.1.5 and 9.1.7 are equally applicable if the lessor after termination of the lease agreement, whether this be premature or not, is first confronted by damages due to the lapsing of the taxed rent agreed between the parties, such damages being claimable forthwith, completely and in one installment from the lessee.

9.2	Prolongation
The lessor and the lessee agree that, in departure from and in addition to the stipulations of article 3.3, the lease agreement may only be terminated by the lessee.

Consequently the next period from May 1 2007 up and including April 30 2012 can be seen as an option right of the lessee. As of May 1 2012 both parties have the right to terminate the lease agreement, in observance of the stipulations in article 3.4.
9.3	Assessment of changes in market rental value

Notwithstanding any rent increase on the basis of 4.3 of the lease agreement, each of the parties is authorized to request a change of rent in accordance with market value. Such a change may take place for the first time on May 1 2007 and subsequently after a period of at least 5 (five) years after the last rent change in accordance with market value. If one of the parties wishes to make use of this authority, he must inform the other party thereof by registered letter with confirmation of delivery, 12 (twelve) months at the latest before the rent change must take effect.

If the parties are unable to reach an agreement over the change in rent in accordance with market value within two months of receipt of this letter, then the rent will be decided by three experts. When assessing the rent, the experts must be instructed to consider all the agreements made between the parties with regard to the accommodation and the circumstances of the case in question, such as the situation, size, layout and quality of the accommodation and the facilities in an around the accommodation, as well as mutually agreed rent or rent decided by the court for comparable business premises.

Each party will appoint one of these three experts within fourteen days after the request for this made by one of the parties has reached the other party. An expert will make known whether or not he accepts the assignment within eight days of the date of order.

The third expert will be appointed by these two experts within eight days of them accepting their appointment. The judgment of the third expert is decisive if the experts are unable to reach agreement over the rent. Should one of the parties remain in default with regard to the appointment of an expert or should the experts appointed by the parties be unable to appoint a third expert, then the most interested party can request the Chairman of the Chamber of Commerce of Trade and Industry responsible for the area in which the accommodation is situated to appoint the expert(s).

Each party will bear the costs of the expert he appoints. Half of the costs of the third expert will be born by each party. The experts will be instructed to bring out their report within six weeks after their appointment has become official.

Once the rent has been changed in accordance with market value, the next rent indexation will take place on the date as agreed in 4.3 of the lease agreement on condition that that rent indexation will be made proportional to the period which has passed from the date of the rent change in accordance with market value.
The rent established in this way will at no time be lower than the original rent.

When establishing the rent any direct or indirect work carried out to the building at the cost of QAD as mentioned in art. 11.5 (including extra work and furnishing) may not be considered, so that the new rent must always be decided on the basis of the state in which the building would be should this work not have been carried out.

9.4	Amendments to the general terms and conditions
9.4.1
Article 1.2 of the general terms and conditions should read as follows; "The accommodation is handed over and accepted in the condition as indicated in the certified description belonging to this agreement, to be drawn up at the moment the accommodation is made available.
9.4.2	Article 2.8 of the general terms and conditions is completely changed and reads as follows:

"The lessee is permitted to place an illuminated sign against or on the building of which the accommodation is a part, in order to display his own name and logo. The lessee has the first choice regarding the location of this name sign. This illuminated sign will comply with the guidelines of the authorized (government) bodies in terms of size and intensity and will be agreed with the building's architect and must be approved by the lessor. The lessor will only grant permission for illuminated signs with respect to other lessees after the lessee (QAD) has given permission for this in writing, such in order to protect the corporate identity of the lessee (QAD). The aforementioned permission will not be withheld on unreasonable grounds".
9.4.3	Article 2.10.1.b of the general terms and conditions is completely changed and reads as follows:
"to impose higher loads on the floors of the accommodation and of the building or complex of which it is a part, than those indicated in the lease agreement".
9.4.4	Supplementary to 2.10.2 of the general terms and conditions, the parties agree that permissions in the sense of this paragraph may not be withheld on unreasonable grounds.
9.4.5	in 4.1 of the general terms and conditions "1995=100" should be read instead of "1990=100".
9.4.6
Supplementary to article 7.2 of the general terms and conditions both the parties agree that before terminating the agreement the lessor will make his intention known to the lessee. The lessee is granted a reasonable period following this announcement in order to nullify the reason for termination.
9.5	Subletting/allowing third parties occupancy

The lessee has the right to fully or partially sublet and/or fully or partially grant occupancy of the accommodation to a third party, such after informing and having received permission to do so from the lessor and having assessed the sub lessee against the zoning ordinance in force. The lessor will answer the request for permission adequately and within a reasonable period of time and permission will not be refused on unreasonable grounds.
9.6	Changes to and in the accommodation
9.6.1	The lessor gives the lessee permission to make a number of changes to and in the accommodation, namely:
– the air conditioning system;
– any other changes to be taken up by mutual agreement.

With regard to the maintenance and repair of the accommodation, any extra costs arising from these changes will be charged to the lessee. These changes will not be undone by the lessee at the end of the lease, such contrary to article 5.1 of the general terms and conditions.
9.6.2	The lessor grants the lessee permission to fit:
• a kitchen;
• carpeting;
• a reception desk;

• data cables;
• partitions;
• any other changes to be taken up by mutual agreement.

The lessee and lessor will consult further with respect to the nature and the placement. Upon termination of the lease the procedure according to 5.1 of the general terms and conditions will be followed, notwithstanding the stipulations determined below in this paragraph.

The lessee has the right to install his own reception desk on the ground floor in the main entrance hall. The lessee will take receive and give directions to visitors to the building for other lessees. Other lessees are permitted to place a name sign in the main entrance hall on the ground floor after the lessee (QAD) has granted written permission for this. The aforementioned permission will not be refused on unreasonable grounds.

If the lessee terminates the lease agreement, the lessee and the lessor can agree which furnishings are not required to be removed as well as which furnishings are not required to be returned to the original state.

The lessee is permitted to get in touch with the estate agent acting for the lessor in order to determine whether potential lessees are inclined to take over the furnishings mentioned in this paragraph 9.6.2.
9.7	Right of first refusal

The lessee has the so-called "right of first refusal" regarding the first leasing of the office space which is still available in the Euro building on the 3rd floor amounting to 806m2 of floor space for let with the corresponding 21 parking places, 18 of which are situated in the car parking area under the deck and 3 of which on top of the deck, as well as the area in the basement amounting to 731m2 of floor space for let with the corresponding 20 parking places, 17 of which are situated in the car parking area under the deck and 3 of which on top of the deck.

Before leasing this area to a third party, the lessor will inform the lessee of this in writing. Should the lessee wish to exercise this right, then he must inform the lessor of this by letter within 15 days of receipt of the information from the lessor.

If the decision is positive the additional area will be leased from the commencement date of the lease agreement in force by means of a rider clause under the same terms and conditions as the agreement in force.
Should the commencement date of the agreement in force have already passed, then the commencement date of the rider clause will be the first day of the following calendar month.
For the entire duration of the lease agreement with the lessee, the remaining areas in the building will not be leased to any of the following companies / organizations:
SAP, Baan, JD Edwards, Siebel, Ariba, i2 Technologies and Commerce One.
9.8	Conduits: shafts etc.: tolerance obligation etc.

If and in as much as there are conduits, service shafts and/or meter cupboards and suchlike for the remaining business areas situated in the accommodation or solely accessible from the accommodation, the lessee undertakes on behalf of the lessor to ensure that these conduits, service shafts and/or meter cupboards and suchlike are accessible and remain accessible at all times.

The stipulations of article 10 of the general terms and conditions, amongst others, apply unimpaired with regard to inspections and/or work in/on these conduits, service shafts and/or meter cupboards and suchlike.
9.9	Final delivery report at the commencement and termination of the lease agreement/penalty for late delivery.
9.9.1
The accommodation will be delivered/made available to the lessee by the lessor in the condition it is in on the delivery date/ date of availability to be decided by the lessor. The condition of the accommodation and the date of delivery/date of availability are laid down in a final delivery report which will be drawn up in duplicate and dated and undersigned by both parties, of which each party will receive a specimen. The date of delivery/ date of availability will be May 1 2002 at the latest.
9.9.2
Should final delivery take place after May 1 2002, the lessor will be liable to pay a penalty of € 378.91 (f 835.—) per day, for each calendar day later after May 1 2002 that the accommodation is delivered.
9.9.3
Upon termination of the lease agreement, the procedure according to 5 of the general terms and conditions will be followed, notwithstanding the stipulations of article 9.6 of this lease agreement, on the understanding that article 1.2 of 5 in the general terms and conditions should be read as "the final delivery report as mentioned in 9.9" of this agreement.

Duly drawn up in duplicate and signed on 24/12/01 in Den Haag by:

The lessor:	The lessee:
VOF Forward Erenha	Qad Netherlands B.V.
H. van Luling	C.D.Kemme
mr. C.H.D.J.M. van Duin

Appendices:

  –
  the general terms and conditions as referred to in 2.1

  –
  the technical description of the accommodation dated August 15 2000

  –
  drawings of the accommodation belonging to the technical description

  –
  the certified final delivery / availability report to be made up later by the parties in the sense of article 10.1

Lessor's initials:	Lessee's initials:

GENERAL TERMS AND CONDITIONS FOR OFFICE SPACE LEASE AGREEMENTS
and other premises for business use contrary to article 7A:1624 BW (Dutch Civil Code)

        In accordance with the model drawn up by the Raad voor Onroerende Zaken (Dutch Real Estate Council) on February 29 1996 and filed and registered at the Office of the District Court in "s Gravenhage under no. 34/1996. The Council denies all liability for any detrimental effects arising from the use of the model text. The headings above the articles of these general terms and conditions are purely intended to improve readability. The content and scope of an article under a particular heading is not therefore limited only to that indicated by the heading concerned.

The accommodation
1.1
The installations and fixtures present in the accommodation are understood to form part of the accommodation, in as much as they are not excluded in the certified description ancillary to this agreement.
1.2
The accommodation is made available for occupation and accepted in the condition described in the certified description ancillary to this agreement or, in the absence thereof, is accepted to be in good condition and free of defects at the commencement of the lease.
Occupancy
2.1
For the entire duration of the lease agreement, the accommodation may only in fact be used by the lessee himself, in a proper manner and exclusively for the purpose described in the lease agreement. The lessee must take into account existing restricted rights and requirements set or to be set by government bodies or by public utilities. The lessee must also provide and maintain an adequate level of furnishings and inventory in the property.
2.2
The lessee will act in accordance with the law and local regulations as well as complying with customary practice in respect of leasing and letting, government regulations, public utility and insurance regulations and, if applicable, the regulations of the Bureau voor Sprinklerbeveiliging (Dutch centre for sprinkler systems) and of the Stichting Nederlands Instituut voor Lifttechniek (Dutch Institute of elevator technology) and other official bodies authorized to issue the required certificates. Likewise the lessee will act upon verbal and written instructions made by or on behalf of the lessor in the interests of proper usage of the accommodation and the internal and external spaces, installations and fixtures of the building or complex of which the accommodation is a part. This includes instructions in respect of upkeep, appearance, noise levels, public order, fire safety, parking and the correct operation of installations and the building or complex of which the accommodation is a part.
2.3
The lessee may not cause nuisance or inconvenience by his use of the accommodation, or of the building or complex of which the accommodation is a part and will ensure that third parties present at his behest also do not so.
2.4
The lessee has the right to and a duty to use the common facilities and services which are available or will be made available in the interests of the proper functioning of the complex of which the accommodation is a part.
Licenses
2.5.1
The lessee is bound to ensure the necessary licenses and/or dispensations required for the activities, for which the accommodation is to be used, are obtained. Refusal or withdrawal thereof will not lead to dissolution or nullification of the lease agreement or to any other action against the lessor.

2.5.2
If alterations or modifications to the accommodation in respect of 2.5.1 are necessary, whether these are prescribed by the authorities or not, the lessee (notwithstanding the stipulations of 2 .6 and 2.10) is responsible for ensuring that all relevant requirements set or to be set by the authorities are met during the execution of the alterations, as well as obtaining the licenses required, whilst all costs of the alterations or modifications are for the account of the lessee.
Environment
2.6.1
If an environmental investigation of the accommodation is instituted at the commencement of or during the course of the lease agreement, and subsequently an equivalent investigation during the course of the lease agreement or directly after the termination of the lease agreement, reveals high concentrations of one or more substances under, in or around the accommodation other than those which were the subject of the earlier investigation, then the lessee is bound to reimburse the damages caused by the contamination and he is liable for costs incurred by the lessor for neutralizing the contamination or other measures taken.
The lessee indemnifies the lessor in this respect against claims from third parties, including government bodies.
2.6.2
The stipulations of 2.6.1 do not apply if the lessee can demonstrate that the contamination has been neither caused through the actions or omissions of himself, of his personnel or of persons or things under his supervision, nor through circumstances which can be attributed to the lessee.
2.6.3	The lessor does not indemnify the lessee against (official) warrants for further investigations or for taking measures.
Refuse/chemical waste
2.7
In the event of government guidelines or regulations being in force with regard to (sorting and) offering refuse for collection, or such guidelines and regulations laid down by other competent authorities, then the lessee is bound to fully comply with these instructions at all times. The lessee is liable for all financial consequences, criminal charges and other possible consequences arising from not complying or not fully complying with this obligation.
Advertising
2.8
If the accommodation is part of a building or complex, the lessor has the right to place (illuminated) signs and other advertising materials on the roofs or outside walls, or in the gardens and the land belonging to that building or complex, both for his own purposes and for the purposes of the lessee or third parties.
The lessor will consider the interests of the lessee when exercising this right.
Apartment right
2.9.1
If the building or complex, of which the accommodation is a part, is or will be split up in apartment rights, then the lessee is bound to comply with the provisions arising from the deed of division and the division regulations regarding the use thereof. The same applies should the building or complex be or become owned by a cooperative society.
2.9.2	The lessor, in as much as he is able to, will not be a party to the bringing about provisions which are contrary to the lease agreement.
2.9.3	The lessor will ensure that the lessee come into possession of the provisions regarding use referred to in 2.9.1.

Prohibitory stipulations and rules of procedure
2.10.1	The lessee is not permitted:

a. to hold items in, on or against or in the direct surroundings of the accommodation, which are detrimental to the environment, such as malodorous, flammable or explosive items, unless these form a part of the normal occupational or business activities;
b. to impose higher loads on the floors of the accommodation, or of the building or complex of which it is a part, than those permitted by the construction or indicated in the lease agreement;

c. to use the accommodation in a way that may cause contamination of the ground or other environmental contamination, structural damage to the accommodation or damage to the appearance of the accommodation, including the use of means of conveyance which can cause damage to floors and walls;

d. to make changes or modifications in, on or against the accommodation which are contrary to government and public utility regulations, contrary to the provisions under which the owner of the accommodation acquired ownership thereof, contrary to other restricted rights, or which cause nuisance to other lessees or neighbors or hinder their occupation.
2.10.2	Without first gaining the lessor's prior consent, the lessee is not permitted:
a. to make changes or modifications in, on or against the accommodation, including making holes in the outside walls;

b. to hold or affix items in, on or against the accommodation or in the direct surroundings of the accommodation, including name signs, advertising, boards, announcements, publications, buildings, wooden structures, racks, packaging materials, goods, automatic dispensers, lighting, sun blinds, aerials and accessories, flag poles, etc., nor to black out windows;

c. to enter or to allow others to enter the services and technical installation rooms, the roofs and roof leads, gutters and all rooms and places of the accommodation or of the building or complex of which it is a part, which are not open for general use, unless this is for carrying out work or repairs, which the lessee is bound to do under the provisions of this agreement;
d. to park or store vehicles in places other than those designated for that purpose.
2.10.3	The lessor is in no way liable for the changes and modifications referred to under 2.10.2 a and b.
2.10.4	The lessee is bound to keep fire extinguishers and hoses and escape-routes free of obstacles at all times.
2.10.5
If an elevator, moving walkway, escalator or automatic door mechanism belongs to the accommodation or one or more of these items are used to gain access to the accommodation, then the use of these items is explicitly at the user's own risk. All regulations, set by or to be set by the lessor or on behalf of the lessor, by the installers involved and by the authorities, must be exactly complied with. The lessor may—if necessary and for as long as required—take these items out of service without incurring liability for compensation or reduction of the rent in respect of the lessee.
2.10.6
If items affixed by the lessee (including advertisements or other signs) must be temporarily removed for maintenance or other work on the accommodation, or respectively the building or complex of which it is a part, then the costs of removal, any storage costs and costs of reinstalling will be for the account and risk of the lessee, irrespective of whether the lessor has consented to the installation of the items referred to.

Requests/Permission
2.11.1	If the lessee, having signed this agreement, should desire a change and/or supplement to any stipulation in this agreement, then the lessee must request this in writing.
2.11.2	If and in as much as any stipulation in this agreement requires the consent of the lessor, then this will only be seen to have been given, when made in writing.
2.11.3	Any consent granted by the lessor is non-recurrent and does not apply to other or subsequent cases. The lessor has the right to make his consent subject to conditions.
Subletting
3.1
Without prior consent of the lessor, the lessee is not permitted to let, sublet or allow third parties to use the complete accommodation or a part thereof, nor to transfer the lease rights partly or fully to third parties or to a partnership or a legal person.
3.2
In the event that the lessee violates the above stipulation, he will forfeit an immediately payable penalty to the lessor for each calendar day that the transgression lasts, equal to twice the daily rent current for the lessee at that time, notwithstanding the lessor's right to demand compliance or termination, as well as compensation.
Rent Reviews
4.1
A rent review in accordance with 4.3 of this lease agreement will be effected based upon the change of the monthly price index according to the consumer price index (CPI) series CPI-Werknemers Laag (CPI-Employees Low) (1990 = 100), published by the Centraal Bureau voor Statistiek (Dutch Central Statistical Office).

The rent review will be calculated according to the following formula; the reviewed rent is equal to the current rent on the date that the rent is reviewed, multiplied by the index figure for the calendar month four months prior to the calendar month in which the rent is reviewed, divided by the index figure for the calendar month sixteen months prior to the calendar month in which the rent is reviewed.
4.2
The rent will not be changed if the review would lead to a lower rent than the last current rent. In that case the last current rent remains unchanged, until the next review period when the index figure of the calendar month four months prior to the calendar month in which the rent is reviewed, is higher than the index figure for the calendar month four months prior to the calendar month in which the rent was increased. In that case the index figures of the months referred to in the last sentence are used to calculate the rent increase.
4.3	The reviewed rent applies, even if not explicitly made known to the lessee.
4.4
Should the CBS (Dutch Central Statistical Office) discontinue the publication of the index figure referred to, or should the method of calculation change, then a modified index figure or one which is as comparable as possible will be used. Should parties not be in agreement with this, the most interested party may request a ruling from the director of the CBS (Dutch Central Statistical Office) which is binding for both parties. Any costs incurred will be split equally between the parties.

Termination of the agreement or occupancy
5.1
With the exception of any legal rights he may have, the lessee is bound to hand the accommodation over to the lessor, to his full satisfaction, upon termination of the lease agreement or occupancy, in the original state, laid down in the certified description drawn up at the beginning of the agreement as described in 1.2 and in the absence thereof in good condition, fully vacated, free of occupancy and rights of usage and properly cleaned along with all keys, keycards etc. The lessee is bound to remove all items installed by him in, on or against the accommodation or taken over from the previous lessee or occupant at his own cost.
The lessor is not liable to pay compensation for any items which are not removed.
5.2
The lessor has the right to deem the lease terminated, if the lessee had ended occupancy with or without due notice without having handed the keys over to the lessor, and to gain entrance to the accommodation at the cost of the lessee and take possession thereof, without the lessee having any right to compensation of damages or any other rights.
5.3
All items which the lessee has apparently relinquished by leaving them behind in the accommodation when he in fact left the accommo- dation, may be removed by the lessor, at his discretion, without incurring any liability, at the cost of the lessee, unless the lessor is aware that the next lessee has taken over such items.
5.4	A timely inspection of the accommodation should take place, carried out jointly by both parties, before the termination of occupancy or of the lease agreement.

The parties will draw up a report of this inspection, in which the findings are noted. Also any work still to be carried out in respect of any necessary repairs noted during the inspection, or in respect of overdue maintenance to be paid for by the lessee, will be laid down along with the way in which this should be done.
5.5
If the lessee, having been given all due opportunity to do so, does not make an appointment for the inspection within a reasonable period of time and/or does not cooperate with the recording of the findings and agreements in the inspection report, then the lessor is authorized to carry out the inspection without the lessee being present and to draw up the report which is then binding for both parties. The lessor will make a copy of this report available to the lessee without delay.
5.6
The lessee is bound to carry out the work recorded in the inspection report, or to have this work carried out by others, within the period agreed to in the report—or within a period to be further agreed between both parties- to the full satisfaction of the lessor.

If the lessee, even after notice of default, remains fully or partly negligent in meeting of the obligations arising from the report, then the lessor has the right to have this work carried himself and to charge all cost to the lessee.
5.7
For the period necessary for repairs, calculated from the date of termination of the lease agreement, the lessee will owe the lessor an amount calculated according to the last current rent and increased with the cost of extra services or deliveries, notwithstanding the lessor's claim to compensation of further damage or costs.
Damage
6.1
The lessee is bound to timely take all necessary measures to avoid and restrict damage to the accommodation, such as damage arising from electrical short-circuits, fire, leakage, storm, frost or any other weather conditions, and the passage of gases or liquids in or out of the accommodation. The lessee is furthermore bound to inform the lessor immediately if any such damage or an event as described in 6.5 should occur or be imminent.

6.2	Where the lessee is able to do so, the above applies also to the appearance of the building or complex of which the accommodation is a part.
6.3
The lessee has a responsibility with respect to the lessor for all damage and losses to the accommodation unless the lessee can prove that he, the persons he has allowed into the accommodation, his personnel and the persons for whom he is liable, are not to blame for such damage or loss, or that he cannot be charged with negligence in that respect.
6.4	The lessee indemnifies the lessor from all fines which can be imposed upon him for negligence or actions of the lessee.
6.5
The lessor is not liable for damage caused to the person or property of the lessee or of third parties—and the lessee indemnifies the lessor from claims by third parties in that respect—by the occurrence of or by the consequences of visible and invisible defects in the accommodation or in the building or complex of which it is a part, or by the occurrence of or as a consequence of weather conditions, of blockages of access to the accommodation, or interruptions in the supply of gas, water, electricity, heat, ventilation or air-conditioning, by breakdowns of the technical installations and equipment, by the passage of gases or liquids in and out of the accommodation, by fire, by explosions and other events, by disruption of the peaceful enjoyment of the lease agreement and by disruption or shortcomings of services and facilities, all with the exception of cases of damage arising from gross negligence of the lessor with respect of the state of repair of the accommodation or of the building or complex of which it is a part.
6.6
The lessor is not liable for consequential loss suffered by the lessee nor for damages arising from the activities of other lessees or from restrictions in the usage of the accommodation caused by third parties, unless in the case of gross negligence of the lessor in this respect.

Premature termination, breach of contract

7.1	If the lessee
– does not pay the sums owed at the times agreed;
– discontinues his occupation or business in the accommodation fully or for a major part;
– does not comply with any other stipulation of the lease agreement;
– does not observe any condition applying to a permission granted by the lessor;
– loses the free disposal over all his assets or a part of his assets;
– in the event he is not a natural person, loses his corporate personality, is dissolved, or is liquidated de facto;
– is declared bankrupt;
– offers a settlement outside a liquidation procedure, or if the lessee's goods are seized;
– should pass away;
the lessor is entitled to end the agreement prematurely. Notice of termination will only be given if required by the law.
7.2	The lessee is in breach of contract if a single payment is missed or if just one of the circumstances described above should occur.
7.3
The lessee is bound to reimburse all damages, costs and interest as a consequence of the circumstances described in 7.1 and as a consequence of premature termination of the lease agreement, also in the event of bankruptcy and suspension of payments.

The rent, the reimbursement of additional services and facilities, such as heating costs, turnover tax and other sums owed, the costs of re-leasing and all cost of actions taken by the lessor in the law courts and extra-judicially, including those for legal advice arising from the circumstances described under 7.1, are considered to be included in such damages in all events.
7.4	The determinations of 7.1 up to an including 7.3 do not prevent the lessor from exercising his other rights, including demanding his right to performance with damage compensation.
Bank Guarantee
8.1
As security that he will properly meet the obligations arising from the lease agreement, the lessee will provide the lessor with a bank guarantee upon signature of the lease agreement, in accordance with a model designated by the lessor, amounting to the sum shown in the lease agreement, commensurate to the payment obligation of the lessee with respect to the lessor, including turnover tax at the current rate. This bank guarantee should be made valid for prolongation of the lease agreement including any reviews thereof, and for a period of six months subsequent to the date that the accommodation is in actual fact vacated, concurrent with the lease agreement being terminated. The bank guarantee must additionally apply for legal successors of the lessor.
8.2	The lessee has no right to deduct any amount in respect of the bank guarantee.
8.3
In the event that the bank guarantee must be used, the lessee will ensure that a new bank guarantee is raised at the first request of the lessor, which meets the stipulations in 8.1 and 8.4, bringing the guaranteed sum back to the full amount.

8.4
The lessee is bound to take out a new bank guarantee corresponding to the new payment obligation immediately following the lessor's request to do so, when the rent, charges for services and facilities or the advance payment thereof and the turnover tax at the current rate are increased.
8.5
If the lessee does not comply with the obligations described in this article, he is liable to pay the lessor a directly payable penalty for each offence of f 500.—per calendar day that he is in default, after he has been notified of default by registered letter.
Maintenance and upkeep
For the account of the lessor
9.1
Unless it is work that must be viewed as small and daily repairs in the sense of the law (article 7A:1619 BW (Dutch Civil Code)), or work on items which have not been installed by the lessor or on behalf of the lessor in, on or against the accommodation, the following is for the account of the lessor:

a. maintenance, repair and renewal of the constructional elements of the accommodation, such as foundations, columns, beams, load bearing floors, roofs, roof leads, load bearing walls, outside facades;

b. maintenance, repair and renewal of stairs, staircase steps, sewers, gutters, outside door and window frames, and suchlike. In the case of sewers the stipulations of 9.2.4 remain undiminished in force;
c. replacement of parts and renewal of technical installations such as the elevator installation, central heating and high pressure water systems;
d. outside paintwork.
For the account of the lessee
9.2.1	All other maintenance, repair and renewal are for the account of the lessee, such as;

a. external maintenance if and in as much as these is work that must be viewed as small and daily maintenance in the sense of the law (article 7A:1619 BW (Dutch Civil Code)), as well as internal maintenance not covered by the stipulations of 9.1, notwithstanding the further stipulations here below;
b. maintenance, repair and renewal of locks and hinges, mirrors, windows and other glass panes, both inside and outside;
c. maintenance, repair and renewal of roller shutters, Venetian blinds, awnings and other sun shades;

d. maintenance, repair and renewal of switches, power points, bell systems, lamps, lighting (including armatures), carpeting, curtains, drapes and upholstery, internal paintwork, kitchen sinks, sanitation;

e. maintenance, repair and renewal of pipe work and valves of gas, water and electricity from the meter or main connection valve including all ancillary items, except for renewal due to normal wear and tear;
f. maintenance, repair and renewal of boundary partitions as well maintaining the gardens and the grounds;
g. daily maintenance and repair (and replacement of minor parts) of the technical installations belonging to the accommodation;

9.2.2	Maintenance, repair and renewal of items installed by or on behalf of the lessee, on account of a provisional sum made available to him by the lessor, are for the account of the lessee.
9.2.3
Furthermore the costs of cleaning and maintaining cleanliness of the accommodation, both internally and externally, including the cleaning of windows, door and window frames and facades of the accommodation are for the account of the lessee.
9.2.4
In addition the costs of emptying grease traps, cleaning and unblocking pits, gutters, and all drains/sewers of the accommodation up to the local authority main drainage system, sweeping chimney stacks and cleaning ventilation ducts.
9.3
If the lessee, after receiving a reminder, neglects to carry out maintenance, repair and renewal for which he is responsible—or if the such maintenance, repair and renewal in the opinion of the lessor has been carried out poor or incompetently—the lessor is entitled to carry out or have carried out such maintenance, repair and renewal at the costs and risk of the lessee.
If delay of the work for the account of the lessee cannot be tolerated, the lessor is entitled to carry this out or have this carried out without delay, at the cost of the lessee.
9.4
In the case of maintenance, repair and renewal work to be carried out by the lessor, the lessor will consult the lessee beforehand in order to take the interests of the lessee into consideration as much as possible. If the lessee requests such work to be done outside of normal working hours, then the extra costs of this are for the account of the lessee.
9.5
The lessee is responsible for the correct and competent use of the accommodation including all the technical installations in the accommodation. The lessee is responsible for entering into service contracts at his own cost and risk. Service contracts with regard to the installations must be approved by the lessor. With regard to maintenance the above applies except in as much as 12.2 is applicable.
9.6	The lessee will inform the lessor of defects in the accommodation without delay.
9.7
If the lessee and the lessor agree that the items which are for the account of the lessee according to this article will not carried out by order of the lessee but by order of the lessor, then the costs thereof will be invoiced to the lessee by the lessor. In a number of instances the lessor will enter into maintenance contracts for that purpose.
Alterations
10.
If the lessor judges it necessary to carry out or have carried out maintenance, repair and renewal, including extra facilities and alterations, renewal work or other work in, on or against the accommodation or the building or complex of which the accommodation is a part or to adjoining buildings, or if this is necessary due to (environmental) requirements of the government or public utilities, the lessee will tolerate the work and measures and any possible inconvenience, without being able to demand any damage compensation or reduction in the payment obligation or termination of the lease agreement, even if this work takes longer than forty days, notwithstanding however the stipulations of article 7A:1589 BW (Dutch Civil Code). The lessor will take the interests of the lessee into account as much as possible during the carrying out of the work.
Lessor access
11.1
If the lessor wishes to have the accommodation valued, or wishes to have carry out work in the sense of 2.6, 5, 9.3 or 10, the lessee is bound to provide access to the lessor or those persons who will approach the lessee for this purpose and make it possible for them to carry out the work seen as necessary.

11.2
For the execution of the stipulations of the first paragraph, the lessor and all persons to be appointed by him are entitled to have access to the accommodation, after first consulting the lessee, on working days between 07.00 and 17.30 hours.
In emergencies the lessor is entitled to enter the accommodation without first consulting the lessee, if necessary outside of the times notified above.
11.3
In the case of the intended sale or auctioning of the accommodation and after termination of the lease agreement, the lessee is bound, without any compensation, during at least two working days per week, following the prior announcement of the lessor or his appointed representative, to provide access to the accommodation for viewing. He will tolerate the usual "for rent" or "for sale" signs or posters on or in the area of the accommodation.
Costs of services and facilities
12.1
In addition to the rent, the costs of water and energy consumption for the accommodation, including the costs of entering into a supply agreement and the meter hire, as well as any other costs and fines which are invoiced by the public utility companies, are for the account of the lessee. The lessee must enter into supply agreements with the companies involved himself, unless the accommodation does not have its own connection point and the lessor provides this as part of the agreed extra services and facilities.
12.2
If both parties have agreed on additional services and facilities to be provided by or on behalf of the lessor, the lessor will set the payment thereof owed by the lessee on the basis of the costs which are incurred by the services and facilities and the administrative costs incurred in this respect. This applies to both the technical installations as well as other services and facilities. If the accommodation is a part of a building or complex and the services and facilities are shared with other parts belonging to that building or complex, the lessor will determine the lessee's share of the costs of the services and facilities on a reasonable basis. When doing this, the lessor is not required to take into account the fact that the lessee does not make use of one or more of these services or facilities. If one or more parts of the building or complex are not in use, the lessor when determining the lessee's share will ensure that this is no higher than when the building or complex would be fully occupied.
12.3
The lessor will provide the lessee each year with a specified statement of the costs of the services and facilities, detailing the way they have been calculated and, in as much as applicable, the lessee's share in the costs.
12.4
At the end of the lease agreement a statement will be provided over the period, for which this has not yet occurred. This last statement will be provided at the latest within 14 months of the date upon which the previous statement was made available. Neither the lessee nor the lessor will claim premature settlement.
12.5
The sum, according to the statement over the period concerned and taking the advance prepayments into account, which has been underpaid by the lessee or excessive payments received by the lessor, will be paid or returned respectively within one month of the statement being supplied. This obligation will not be suspended, in the event of the correctness of the statement being challenged.
12.6	The lessor is entitled to change or to stop services and facilities, having first consulted the lessee.
12.7
The lessor is entitled to prematurely adjust the advance payments on the charges owed by the lessee for the services and facilities in the light of the expected costs, in the sense of 12.6 amongst other things.

12.8
In the event that the supply of heat and/or hot water is included in the services and facilities, the lessor can, having first consulted the lessee, adjust the way in which the consumption is established and as a consequence, the lessee's share in the costs of the consumption.
12.9
If the consumption of heat and /or hot water is determined using meters and a dispute should arise over the lessee's share in these costs due to the meters not functioning or incorrectly functioning, then the lessor will consult a company specialized in measuring and determining heat and hot water consumption, who will establish the lessee's share in the costs. This will also occur in the event of damage, destruction, or fraud with regard to the meters, notwithstanding all other rights the lessor has against the lessee in that case, such as the right to repair or renewal of the meters and compensation for the damages suffered.
12.10	Except in the case of gross negligence, the lessor is not liable for any damage whatsoever resulting from the non-functioning or incorrect supply of the aforementioned services and facilities.
Neither will the lessee claim rent reduction in such cases.
Costs
13.
In all cases where the lessor issues a summons, notice of default or a bailiff's writ on the lessee, or in the case of procedures against the lessee to force him to observe the agreement or to vacate the accommodation, the lessee is bound to reimburse all costs thereby incurred to the lessor, both in court and extra-judicially—with the exception of court costs which a court has directed the lessor to pay. In anticipation the costs incurred between the parties are set at an amount that is no lower than the usual rates charged by bailiffs of the court.
Payments
14.1
The payment of the rent and all other payments owed pursuant to this lease agreement will be deposited on or transferred by bank transfer to a bank account to be advised by the lessor, on the due dates at the latest and in legal Dutch tender—without any delay, discount, deduction or offset against an outstanding claim the lessee has or means he has against the lessor. The lessor is free to make changes in the place or means of payment, by notifying the lessee in writing. The lessor is entitled to decide to which account receivable arising from the agreement a payment received from the lessee is allotted, unless the lessee explicitly indicates otherwise when making payment. In this last case, article 6:50 BW (Dutch Civil Code) does not apply.
14.2
In each instance that a sum owed by the lessee in accordance with the lease agreement is not paid promptly on the date due, the lessee forfeits to the lessor by law a directly payable fine of 2% per month of the sum owed with a minimum of f 250.—per calendar month, whereby each calendar month that has begun counts as a full month.
Taxes, charges, levies, premiums etc.
15.1
If it has been agreed that turnover tax will be paid over the rent, the lessor will submit the request opting for taxable rent, in the sense of 5.2 of the lease agreement, to the tax inspector concerned.
15.2
If the request opting for taxable rent is not granted, then the lessee will owe the lessor an amount extra to the rent which corresponds to the amount of turnover tax that would have been due, had the request opting for taxable rent been granted.

If a request opting for taxable rent is granted at a later date than initially requested, the lessee owes the lessor an amount extra to the rent which corresponds to the amount of turnover tax due, from the agreed date of commencement up to the date of commencement of the taxable rent.

15.3
If the lessee can demonstrate that the request for taxable rent is not granted at all or not granted on the requested date due to default by the lessor, he will not owe the amount of turnover tax due in the sense of 15.2.
Other taxes, charges, levies, premiums etc.
15.4	The following are for the account of the lessee, even if the lessor receives the tax assessment:
a. real estate tax and water board charges or polder charges with regard to the actual use of the accommodation and the actual use of the service rooms, general areas and the so-called common areas;

b. other existing or future taxes, municipal taxes on encroachments on or above public land, charges, levies and retributions with regard to the accommodation and items belonging to the lessee, with the exception of the real estate tax and the water board charges or polder charges with regard to ownership rights as well as sewerage charges;
c. environmental levies including the surface water pollution levy and the contribution to the cost of purifying waste water and all other contributions with regard to protecting the environment;
15.5
If in connection with the nature of the occupation or business of the lessee or his business activities in the accommodation, or the building or complex of which the accommodation is a part, a higher than normal fire insurance premium for the building or inventory and goods is charged to the lessor or other lessees of the building or complex, the lessee will pay the excess above the normal premium to the lessor or other lessees.
The lessor and the other lessees are free in their choice of insurance company, the establishing of the insured value and the judgment whether the premium owed is reasonable.

'Normal premium' is defined as the premium that the lessor or lessee can negotiate with a respectable and well-known insurer registered in the Netherlands for insuring the accommodation, respectively the inventory and goods, against fire risk on the date directly prior to this lease agreement being entered into, without making allowances for the nature of the occupation or business of the lessee or his business activities in the accommodation, as well as—for the duration of the lease agreement—each revision of this premium, which is not a consequence of a change in the nature or size of the insured risk.
Severalty
16.1	If various (natural or legal) persons are joint lessee, these are always jointly and severally liable in all respects with regard to the lessor, for all obligations arising from the lease agreement.
Deferment of payment or remission by the lessor in respect of one of the lessees, or a proposal to that effect, applies only to that lessee.
16.2	The obligations in the lease agreement are several with respect to heirs and successors of the lessee.
Late delivery
17.1
If the accommodation is not available on the date agreed in the lease agreement, due to the accommodation not yet being fully constructed—unless explicitly so requested by the lessee—, due to the previous occupant not having vacated on time, or if the lessor has not yet received the licenses required by the authorities, the lessee is not liable to pay rent or additional charges for services and facilities until the date that the accommodation is made available to him, and all his other obligations and the agreed payment installments are correspondingly postponed. Rent indexation remains unchanged.

17.2	The lessor is not liable for damages suffered by the lessee due to late delivery, unless he can be charged with gross negligence.
17.3
The lessee cannot demand dissolution, unless the late delivery has been caused intentionally or by negligence on behalf of the lessor and has resulted in such a long delay, that the lessor cannot reasonably demand that the agreement valid in its original form.
Data Protection Act
18.	If the lessee is a natural person, the personal details of the lessee may have been recorded by the lessor and administrator (if any) in a data base for personal details.
Domicile
19.1	From the date of commencement of the rent, all announcements by the lessor to the lessee with regard to this lease agreement, will be sent to the address of the accommodation.
19.2	The lessee is bound to inform the lessor without delay, if he in fact ceases to carry out his business in the accommodation and apprise him of a new domicile in the Netherlands.
19.3	In the event the lessee should leave the accommodation without apprising the lessor of a new domicile in the Netherlands, the address of the accommodation will be seen as the domicile of the lessee.
Complaints
20.	The lessee will submit complaints and requests in writing. This may be done verbally in urgent cases. In such cases the lessee will confirm the complaint or request in writing as soon as possible.
Administrator
21.	If the lessor has appointed or appoints an administrator, the lessee will contact the administrator with all circumstances relevant to the agreement.
Final provision
22.
If a part of the agreement or of these general terms and conditions is null and void or voidable, this does not affect the validity of the remaining part of the agreement or of these general terms and conditions. In place of the part which is null and void or voidable, the stipulation or stipulations will apply, which in a legally permissible way most closely approach what the parties would have agreed, had they been aware that the part in question was null and void or voidable.